Exhibit 99.1

UTSTARCOM NAMES JEFF CLARKE TO BOARD OF DIRECTORS

Clarke Brings Vast Experience in Operations Management and
Organizational Realignment

ALAMEDA, Calif., Jan. 13, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that Jeff Clarke, chief operating officer at Computer Associates and a 20-year veteran of the information technology industry, has accepted a position on the company’s board of directors effective January 17, 2005.

“Jeff’s expertise in finance, operations, and supply chain management, coupled with his work leading integration teams during corporate mergers and acquisitions, made him the ideal candidate to add to our board of directors,” said Hong Lu, chief executive officer of UTStarcom, Inc. “As UTStarcom continues to emerge as a leading worldwide vendor of networking and telecommunications equipment, we believe Jeff’s experience leading companies during high-growth periods will prove to be invaluable to our company as we continue to grow.”

Prior to joining Computer Associates in 2004, Clarke served as the executive vice president of global operations at Hewlett-Packard Company, where he was responsible for management of the company’s worldwide supply chain with procurement spending of $50 billion. From 1998 to 2002, Clarke worked at Compaq Computer Corporation, where he served as chief financial officer until the company’s merger with Hewlett Packard. In 2002, Clarke was integral in the planning, negotiations and execution of the merger of Compaq and Hewlett Packard, serving as executive vice president of merger integration with responsibility for merger integration planning and implementation. From 1985 to 1998, Clarke worked at Digital Equipment Corporation in various finance and operations-oriented roles. He is a graduate of State University of New York with a bachelor of science degree in economics and holds a masters of business administration from Northeastern University.

“UTStarcom is a company that is transforming itself from a single technology, single country focus to one of a global provider of diversified

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

telecommunications and networking solutions and services to carriers worldwide,” Clarke said. “I plan to leverage my experience and expertise in the areas of finance and operations management from working with companies undergoing similar transitions to help drive UTStarcom’s future success.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support.  The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world.  UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, UTStarcom’s anticipated continuing growth, emergence into a leading worldwide vendor of networking and telecommunications equipment, transformation into a global provider of diversified telecommunications and networking solutions and services to carriers worldwide, and ability to benefit from the experience and expertise of a member of the Company’s board of directors are forward-looking in nature and are subject to certain risks and uncertainties.  These factors include rapidly changing technology, the changing nature of the telecommunications markets worldwide, the termination of new contracts, partnerships or alliances and other uncertainties, such as changes in government regulation and licensing requirements and economic and political stability in the markets in which the Company operates.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com